 Exhibit 99.1

External Investor Relations Contact: Christine Petraglia PCG Advisory Group (646) 731-9817 christine@pcgadvisory.com	Company, Investor Relations & Media Contact: Satya Chillara (408) 213-0939 schillara@aemetis.com

Aemetis, Inc. Reports Third Quarter 2016 Financial Results

CUPERTINO, Calif. – November 14, 2016 – Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three and nine months ended September 30, 2016.

“Gross profit continues to improve, from 5.9% last quarter to 9.3% during the third quarter. This improvement allowed us to achieve EBITDA of $3 million during the first three quarters of 2016,” said Eric McAfee, Chairman and CEO of Aemetis, Inc. “Going forward, we expect favorable pricing from the record 2016 corn harvest and believe our ethanol business will perform well during the fourth quarter. Additionally, in September 2016, we launched a $50 million EB-5 funding program that allows us to continue repaying high cost senior bridge loan debt, which we expect will result in significant interest rate savings,” added McAfee.

Today, Aemetis will host an earnings review call at 11:00 am Pacific (PT).

Live Participant Dial In (Toll Free): 866-932-0173
Live Participant Dial In (International): 785-424-1630

For details on the call, visit: http://www.aemetis.com/investors/conference-calls/.

Financial Results for the Three Months Ended September 30, 2016

Revenues were $39.4 million for the third quarter of 2016, compared to $38.5 million for the third quarter of 2015. The increase in revenue was primarily attributable to increases in ethanol and wet distiller’s grain volumes. Gross margin for the third quarter of 2016 was $3.7 million, a major improvement over the gross margin of $1.0 million during the third quarter of 2015. Gross margin improvement was due to an 11% decrease in the cost of feedstock.

Selling, general and administrative expenses were $3.2 million in the third quarter of 2016, compared to $2.8 million in the third quarter of 2015. The increase in selling, general and administrative expenses was driven by marketing expense and employee compensation compared to the same period of the prior year.

Operating income was $357 thousand for the third quarter of 2016, compared to an operating loss of $1.9 million for the same period in 2015.

Net loss was $4.1 million for the third quarter of 2016, compared to a net loss of $5.8 million for the third quarter of 2015.

We continue to experience good operational results from our North America ethanol business with gross margins at 10.3% of segment revenues. Our largest contributor to the net loss is interest expense of $4.5 million. We continue our efforts to lower our cost of capital through a combination of debt refinancing as well as escrow releases from the EB-5 financings.

The fundamental health and improvement in our operating North America business is reflected in Adjusted EBITDA for the third quarter of 2016, which increased to $1.75 million compared to Adjusted EBITDA loss of $522 thousand for the same period in 2015.

Cash at the end of the third quarter of 2016 was $652 thousand, compared to $283 thousand at the end of the fourth quarter of 2015.

Financial Results for the Nine Months Ended September 30, 2016

Revenues were $105.8 million for the nine months ended September 30, 2016, compared to $111.3 million for the same period in 2015. Decrease in ethanol volumes in the nine months ended September 30, 2016 compared to the same period in 2015 resulted in the revenue decline for the first nine months of 2016. Gross profit for the nine months ended September 30, 2016 was $7.7 million, a significant increase from $2.7 million during the same period in 2015. During this period, gross profit growth was attributable to lower corn prices in addition to the usage of grain sorghum which allowed us to receive grant funds.

Selling, general and administrative expenses were $9.1 million during the nine months ended September 30, 2016, compared to $9.6 million during the same period in 2015. The decrease in selling, general and administrative expenses was primarily attributable to marketing expense and employee compensation compared to the same period of the prior year.

Operating loss decreased to $1.7 million for the nine months ended September 30, 2016, compared to operating loss of $7.1 million for the same period in 2015.

Net loss of $14.2 million for the nine months ended September 30, 2016 decreased in comparison to a net loss of $20.7 million during the same period in 2015.

The fundamental health and improvement in our operating North America business is reflected in Adjusted EBITDA for the nine months ended September 30, 2016, which was $3.0 million, a $6.0 million improvement compared to Adjusted EBITDA loss of $3.0 million for the same period in 2015.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by the conversion of second-generation ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 60 million gallon per year ethanol production facility in California’s Central Valley, near Modesto. Aemetis also owns and operates a 50 million gallon per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India, the US and Europe. Aemetis operates a research and development laboratory at the Maryland Biotech Center, and holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, loss on extinguishment, income tax expense, intangible and other amortization expense, depreciation expense and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, the impact of input pricing on our gross margins, the timing and consummation of our EB-5 program, the expected effect of debt repayment on our interest expense and net income, and our expectations for growth in the overall ethanol market. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, completion of our acquisition of Edeniq, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share data)

	For the three months ended September 30, 2016		For the nine months ended September 30, 2016
(in thousands, except per share)	2016	2015	2016	2015
Revenues	$39,377	$38,510	$105,762	$111,303
Cost of goods sold	35,711	37,476	98,066	108,548
Gross profit	3,666	1,034	7,696	2,755

Research and development expenses	87	117	290	330
Selling, general and administrative expenses	3,222	2,774	9,123	9,556
Operating income/(loss)	357	(1,857)	(1,717)	(7,131)

Interest rate expense	3,046	2,610	8,679	7,641
Amortization expense	1,425	1,258	4,269	5,386
Loss on debt extinguishment	-	-	-	330
Other expense/(income)	(19)	30	(480)	191

Loss before income taxes	(4,095)	(5,755)	(14,185)	(20,679)

Income tax expense	-	-	6	6

Net loss	$(4,095)	$(5,755)	$(14,191)	$(20,685)

Net loss per common share
Basic	$(0.21)	$(0.29)	$(0.72)	$(1.04)
Diluted	$(0.21)	$(0.29)	$(0.72)	$(1.04)

Weighted average shares outstanding
Basic	19,833	19,521	19,741	19,898
Diluted	19,833	19,521	19,741	19,898

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(unaudited, in thousands)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$652	$283
Accounts receivable	1,013	1,166
Inventories	3,982	4,804
Prepaid expenses and Other current assets	1,716	1,749
Total current assets	7,363	8,002

Property, plant and equipment, Net	67,543	70,718
Goodwill, Intangibles and Other assets	4,438	4,421
Total assets	$79,344	$83,141

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	8,808	10,183
Current portion of long term debt, notes and working capital	4,991	5,607
Short term borrowings	7,555	6,340
Other current liabilities	8,015	7,167
Total current liabilities	29,369	29,297

Long term liabilities
Senior secured notes	68,598	60,925
EB-5 notes	24,000	22,500
Other long term	5,760	5,713

Stockholders' deficit	(48,383)	(35,294)

Total liabilities and stockholders' deficit	$79,344	$83,141

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/ (LOSS)
(unaudited, in thousands)

	For the three months ended September 30, 2016		For the nine months ended September 30, 2016
	2016	2015	2016	2015
Net loss	$(4,095)	$(5,755)	$(14,191)	$(20,685)
Adjustments:
Interest rate expense	3,046	2,610	8,679	7,641
Amortization expense	1,425	1,258	4,269	5,386
Loss on debt extinguishment	-	-	-	330
Income tax expense	-	-	6	6
Intangibles and other amortization expense	32	32	95	96
Depreciation expense	1,170	1,172	3,523	3,560
Share-based compensation	172	161	573	694
Total adjustments	5,845	5,233	17,145	17,713
Adjusted EBITDA	$1,750	$(522)	$2,954	$(2,972)

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	For the three months ended September 30, 2016		For the nine months ended September 30, 2016
	2016	2015	2016	2015
Ethanol
Gallons Sold (in millions)	14.8	14.2	41.0	42.6
Average Sales Price/Gallon	$1.75	$1.76	$1.74	$1.74

WDG
Tons Sold (in thousands)	97.2	88.6	277.3	275.9
Average Sales Price/Ton	$74	$75	$73	$82

Biodiesel
Metric tons sold (in thousands)	6.0	7.6	13.9	12.1
Average Sales Price/Metric ton	$824	$685	$733	$734

Refined Glycerin
Metric tons sold (in thousands)	0.9	1.2	2.6	4.0
Average Sales Price/Metric ton	$619	$713	$592	$667